Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053
RYDER REPORTS SECOND QUARTER 2011 RESULTS
•	Q2 EPS from Continuing Operations Up 36% to $0.79

•	Q2 Comparable EPS from Continuing Operations Up 59% to $0.92

•	Q2 Total Revenue Up 18%; Operating Revenue Grows 15%

•	Full-Year 2011 Comparable EPS Forecast Raised $0.43 to Range of $3.33 to $3.43
     MIAMI, July 27, 2011 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations of $0.79 for the three-month period ended June 30, 2011, up 36% from earnings per diluted share of $0.58 in the year-earlier period. Earnings from continuing operations were $40.9 million, up 34% from $30.6 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations for the second quarter of 2011 included a charge from a tax law change of $0.10 or $5.4 million and acquisition-related transaction costs of $0.03 or $1.5 million. Excluding these items, comparable earnings per diluted share from continuing operations for the second quarter of 2011 were $0.92, up 59% from $0.58 in the second quarter of 2010. Comparable earnings from continuing operations of $47.8 million for the second quarter of 2011 were up 56% from $30.6 million in the year-earlier period. The increase in comparable earnings primarily reflects better organic performance in commercial rental and used vehicle sales, the benefit of acquisitions, and growth in supply chain business.
     Total revenue for the second quarter of 2011 was $1.51 billion, up 18% from $1.29 billion in the same period last year. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation), was $1.19 billion, up 15% compared with $1.04 billion in the year-earlier period, reflecting the benefit of acquisitions and organic growth. Fleet Management Solutions (FMS) business segment total revenue increased 14% due primarily to higher operating revenue and fuel services revenue. FMS operating revenue increased 10% due to higher commercial rental revenue and the benefit of acquisitions. Supply Chain Solutions (SCS) business segment total and operating revenue increased 26% largely reflecting the favorable impact of an acquisition. Dedicated Contract Carriage (DCC) business segment total revenue increased 22% and operating revenue increased 19%, reflecting an acquisition and the pass through of higher fuel costs.
     Net earnings per diluted share (including discontinued operations) for the three-month period ended June 30, 2011 were $0.77 versus $0.56 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 for both periods. Net earnings for the second quarter of 2011 were $40.0 million versus $29.8 million in the year-earlier period.
     Ryder Chairman and CEO Greg Swienton said, “Although the economic environment remains challenging and inconsistent, we have been very successful in taking advantage of market opportunities to deliver second quarter and first-half earnings that exceeded our plan. In Fleet Management Solutions, our commercial rental and used vehicle sales continued to perform extremely well and we saw improvement in full service lease retention and new sales. As anticipated, improved FMS performance was partially offset by higher running costs on a relatively older lease fleet. In Supply Chain Solutions, we benefited from improved volumes across all of our targeted industry sectors, and new business wins. While the Japan natural disaster reduced earnings by $0.02 per share in the second quarter, this impact was lower than we had anticipated. In addition to our organic growth, all of our business segments have benefited from the strong performance of acquisitions, including last month’s Hill Hire acquisition as well as Total Logistic Control, which was completed in December of 2010. Additionally, our continued financial strength allowed us to recently announce Ryder’s seventh dividend increase since 2005.”
Year-to-Date Operating Results
     Revenue for the six months ended June 30, 2011 was $2.94 billion, up 17% from $2.51 billion in the same period of 2010. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2011 was $2.32 billion, up 15% from $2.02 billion in the first six months of 2010. Ryder’s 2011 year-to-date earnings from continuing operations were $66.8 million, up 54% compared with $43.5 million in the year-earlier period. Earnings per diluted share from continuing operations were $1.29 for the first six months of 2011 compared with $0.82 for the same period of 2010. Comparable year-to-date earnings from continuing operations were up 71% to $74.2 million, and comparable earnings per diluted share from continuing operations were up 74% to $1.43. Year-to-date net earnings, including discontinued operations, were $65.2 million, compared with $42.2 million in the year-earlier period. Net earnings per diluted share were $1.26 for the first six months of 2011 compared with $0.79 for the same period of 2010.
Second Quarter Business Segment Operating Results
Fleet Management Solutions
     In the FMS business segment, total revenue in the second quarter of 2011 was $1.06 billion, up 14% compared with the year-earlier period, due to higher operating revenue and fuel services revenue. Fuel services revenue in the second quarter of 2011 increased 29% compared with the same period in 2010 due to higher fuel prices passed through to customers. Operating revenue (revenue excluding fuel) in the second quarter of 2011 was $778.9 million, up 10% compared with the year-earlier period. Full service lease revenue increased 3% in the second quarter of 2011 due to acquisitions. On June 8, 2011, Ryder acquired U.K.-based commercial vehicle leasing and rental company Hill Hire plc, which added approximately £90 million (approximately $147 million) in annual revenue, as well as 4,000 heavy duty vehicles, and 10,000 trailers to the FMS business segment. Commercial rental revenue increased 38% reflecting improved global market demand and higher pricing.
     The FMS business segment’s pre-tax earnings were $67.5 million in the second quarter of 2011, up 46% compared with $46.2 million in the same period of 2010. This increase primarily reflected significantly better commercial rental performance, improved used vehicle sales results, and the benefit of the four FMS acquisitions closed in 2011. As expected, these items were partially offset by lower full service lease results, increased compensation-related expenses, and planned higher spending on growth initiatives. Commercial rental performance improved as a result of increased market demand and higher pricing on a 19% larger average fleet (16% excluding acquisitions). Rental power fleet utilization was 78.7% for the second quarter of 2011, an improvement of 100 basis points from the year-earlier period. Used vehicle sales results were favorably impacted by higher pricing, as well as lower average quarterly inventory levels compared with the prior-year period. Full service lease results continued to be adversely impacted by higher maintenance costs on a comparatively older fleet. Business segment pre-tax earnings as a percentage of operating revenue were 8.7% in the second quarter of 2011, up 220 basis points compared with 6.5% in the same quarter a year ago.
Supply Chain Solutions
     In the SCS business segment, second quarter 2011 total revenue was $389.6 million, up 26% from the comparable period in 2010. Second quarter 2011 operating revenue (revenue excluding subcontracted transportation) of $315.1 million also increased 26% from the comparable period a year ago. SCS total revenue and operating revenue comparisons benefited from the acquisition of Total Logistic Control (TLC) in December of 2010. Operating revenue also benefited from higher volume across all industry sectors and new business. These benefits were partially offset by the anticipated decline in automotive volumes related to natural disasters in Japan.
     The SCS business segment’s pre-tax earnings in the second quarter of 2011 were $17.2 million up 37% from $12.6 million in the same quarter of 2010. The improvement was driven by the TLC acquisition and higher volumes across all industry sectors, new business, and favorable insurance development. Second quarter 2011 results were negatively impacted by approximately $2.7 million from automotive production cuts related to the natural disasters in Japan. Second quarter 2011 pre-tax earnings for the business segment as a percentage of operating revenue were 5.5%, up 50 basis points compared with 5.0% in the same quarter of 2010.
Dedicated Contract Carriage
     In the DCC business segment, second quarter 2011 total revenue of $150.4 million was up 22% compared with $123.0 million in the second quarter of 2010. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2011 was $141.7 million, up 19% compared with $118.6 million in the year-earlier period. Total revenue and operating revenue increased due to the acquisition of The Scully Companies (Scully) in January

2011 and the pass-through of higher fuel costs.
     The DCC business segment’s pre-tax earnings in the second quarter of 2011 were $9.8 million, up 16% compared with $8.4 million in the second quarter of 2010. Business segment pre-tax earnings were positively impacted by the Scully acquisition and favorable insurance claims development. These benefits were partially offset by lower operating performance. Business segment pre-tax earnings as a percentage of operating revenue were 6.9% in the second quarter of 2011, down 20 basis points compared with 7.1% in the year-earlier period, reflecting the comparative impact of higher fuel costs.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the second quarter of 2011, CSS costs were $51.8 million, up from $45.6 million in the year-earlier period reflecting increased compensation-related expenses, and information technology investments.
Restructuring and Other Items
     Pre-tax restructuring and other items from continuing operations in the second quarter of 2011 totaled $1.7 million ($1.5 million after tax), or $0.03 per diluted share. The charge represents transaction costs associated with the Hill Hire acquisition. In the second half of 2011, Ryder expects restructuring and other items of approximately $4.5 million ($3.3 million after tax), or $0.06 per diluted share, related to the integration of the Hill Hire acquisition.
Income Taxes
     The Company’s effective income tax rate from continuing operations for the second quarter of 2011 was 45.5% of pre-tax earnings compared with 41.4% in the year-earlier period. The increase in the tax rate for the second quarter of 2011 reflects a tax law change in Michigan, of $5.4 million (7.2% of pre-tax earnings), which reduced earnings per share by $0.10 in the quarter. Excluding this impact, the tax rate decreased due to a higher proportionate amount of earnings in lower tax rate jurisdictions and lower contingent tax accruals.

Capital Expenditures
     As planned, year-to-date capital expenditures from continuing operations increased to $880 million through the second quarter of 2011, compared with $630 million in the same period of 2010. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $737 million, up from $527 million in the same period of 2010. The increase in capital expenditures primarily reflects investment to refresh and modestly grow the commercial rental fleet.
Cash Flow
     Operating cash flow from continuing operations through June 30, 2011 was $473 million, down from $531 million in the same period of 2010, due to increased working capital needs. Total cash generated (including proceeds from used vehicle sales) from continuing operations through June 30, 2011, was $646 million, compared with $668 million in the same period of 2010. Free cash flow from continuing operations through June 30, 2011 was negative $172 million, down from $123 million for the same period of 2010, primarily due to increased vehicle investments. The Company now forecasts full year 2011 free cash flow to improve by approximately $50 million from its previous forecast due primarily to higher earnings and increased proceeds from used vehicle sales. The new mid-point of full year 2011 free cash flow is forecast to be negative $215 million versus a previous forecast mid-point of negative $265 million. The full-year free cash flow forecast primarily reflects planned higher investments in growing and replenishing the Company’s vehicle fleet.
Leverage
     Balance sheet debt as of June 30, 2011 increased by $495 million compared with year-end 2010, due primarily to recent acquisitions and increased investment in vehicles. The leverage ratio for balance sheet debt as of June 30, 2011 was 222%, compared with 196% at year-end 2010. Total obligations to equity as of June 30, 2011 were 228%, compared with 203% at year-end 2010. The Company now anticipates total obligations to equity at year end 2011 to be approximately 220%, below its target range of 250% to 300%.

2011 Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We expect continuing positive trends and progress in many areas of our business through the remainder of 2011. In Fleet Management Solutions, this includes very strong performance in our commercial rental and used vehicle sales product lines, as well as some organic expansion of lease fleet levels in the second half of the year. In our Supply Chain Solutions business, we expect volumes and performance trends to continue to strengthen, aided in part by the recovery of production levels that were previously impacted by natural disasters in Japan. Our financial strength through the downturn has enabled us to invest in five acquisitions since December of last year. Thanks to the excellent work of our integration teams, these operations are already contributing and are expected to deliver greater synergies and increasing results going forward. Our recent and ongoing investments in efficient technologies, product improvements and innovations, and expanded sales and marketing capabilities are also showing a positive influence on our business. Ryder is very well positioned to drive substantially improved results in the near term while advancing our competitive position and ability to leverage higher earnings in future periods.”
     Taking all of these factors into consideration, we are raising our full-year 2011 comparable earnings forecast by $0.43 to a new range of $3.33 to $3.43 per share. This includes the benefit of the Hill Hire acquisition, lower than previously anticipated impacts from natural disasters in Japan, as well as continued strong performance in commercial rental and used vehicle sales. Additionally, we are forecasting third quarter 2011 earnings to be in the range of $0.98 to $1.03 per share.”
About Ryder
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:
•	Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

•	Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

•	Dedicated Contract Carriage – The DCC business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.
Pre-Tax Earnings: Ryder’s primary measurement of business segment financial performance, pre-tax earnings from continuing operations (pre-tax earnings), allocates Central Support Services to each business segment and excludes restructuring and other items.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, decreases in market demand in the commercial rental market and the sale of used vehicles, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employer plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations, adverse impacts of recently enacted regulations regarding vehicle emissions, any unanticipated or unrealized effects of the recent Japan earthquake and tsunami on our operations, customers, and vehicle suppliers, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, July 27, 2011, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG5829325 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-879-5816 (outside U.S. dial 1-203-369-3565), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2011 and 2010
(In millions, except per share amounts)

	Three Months		Six Months
	2011	2010	2011	2010
Revenue	$1,513.3	1,286.1	$2,938.7	2,506.1

Operating expense (exclusive of items shown separately)	738.5	611.5	1,432.9	1,189.1
Salaries and employee-related costs	370.4	310.2	735.8	615.0
Subcontracted transportation	83.2	64.6	166.3	124.9
Depreciation expense	214.9	206.8	420.8	417.8
Gains on vehicle sales, net	(15.7)	(6.6)	(28.0)	(11.1)
Equipment rental	14.7	16.6	29.0	33.1
Interest expense	33.0	31.2	67.4	64.5
Miscellaneous income, net	(0.6)	(0.3)	(4.7)	(1.8)
Restructuring and other charges, net	—	—	0.8	—

	1,438.3	1,233.9	2,820.1	2,431.4

Earnings from continuing operations before income taxes	75.0	52.2	118.6	74.7
Provision for income taxes	(34.1)	(21.6)	(51.8)	(31.2)

Earnings from continuing operations	40.9	30.6	66.8	43.5
Loss from discontinued operations, net of tax	(0.9)	(0.8)	(1.6)	(1.3)

Net earnings	$40.0	29.8	$65.2	42.2

Earnings (loss) per common share — Diluted
Continuing operations	$0.79	0.58	$1.29	0.82
Discontinued operations	(0.02)	(0.02)	(0.03)	(0.03)

Net earnings	$0.77	0.56	$1.26	0.79

Weighted-average shares outstanding — Diluted	51.0	52.3	51.0	52.5

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.79	0.58	$1.29	0.82
Restructuring and other charges	—	—	0.01	—
Acquisition transaction costs	0.03	—	0.03	—
Tax law changes	0.10	—	0.10	—

Comparable EPS from continuing operations	$0.92	0.58	$1.43	0.82

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Dollars in millions)

	June 30,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$130.2	213.1
Other current assets	975.3	810.2
Revenue earning equipment, net	4,817.5	4,201.2
Operating property and equipment, net	633.0	606.8
Other assets	888.4	821.0

	$7,444.3	6,652.4

Liabilities and shareholders’ equity:
Short-term debt and current portion of long-term debt	$293.9	420.1
Other current liabilities	891.3	711.4
Long-term debt	2,947.9	2,326.9
Other non-current liabilities (including deferred income taxes)	1,851.9	1,789.7
Shareholders’ equity	1,459.3	1,404.3

	$7,444.3	6,652.4

SELECTED KEY RATIOS AND METRICS

	June 30,	December 31,
	2011	2010
Debt to equity	222%	196%
Total obligations to equity *	228%	203%
Effective interest rate (average cost of debt)	4.6%	5.2%

	Six months ended June 30,
	2011	2010
Cash provided by operating activities from continuing operations	$472.8	531.2
Free cash flow*	(171.8)	123.1
Capital expenditures paid	817.4	544.4

Capital expenditures (accrual basis)	880.2	630.4
Less proceeds from sales (primarily revenue earning equipment)	(142.8)	(103.4)

Net capital expenditures	$737.5	527.0

	Twelve months ended June 30,
	2011	2010
Return on average shareholders’ equity	10.0%	5.3%
Return on average assets	2.1%	1.2%
Adjusted return on capital *	5.3%	4.2%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2011 and 2010
(Dollars in millions)

	Three Months			Six Months
	2011	2010	B(W)	2011	2010	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$494.7	482.5	3%	$978.0	961.9	2%
Contract maintenance	39.2	39.9	(2)%	77.3	79.7	(3)%

Contractual revenue	533.9	522.4	2%	1,055.3	1,041.5	1%
Contract-related maintenance	47.3	39.9	19%	92.0	80.1	15%
Commercial rental	180.0	130.1	38%	315.7	231.6	36%
Other	17.6	16.7	5%	34.9	33.2	5%
Fuel	285.6	222.2	29%	546.7	428.7	28%

Total Fleet Management Solutions	1,064.5	931.2	14%	2,044.6	1,815.2	13%
Supply Chain Solutions	389.6	310.1	26%	790.6	604.3	31%
Dedicated Contract Carriage	150.4	123.0	22%	285.1	239.4	19%
Eliminations	(91.1)	(78.2)	(17)%	(181.6)	(152.7)	(19)%

Total revenue	$1,513.3	1,286.1	18%	$2,938.7	2,506.1	17%

Operating Revenue: *
Fleet Management Solutions	$778.9	709.0	10%	$1,497.9	1,386.4	8%
Supply Chain Solutions	315.1	249.9	26%	639.4	488.1	31%
Dedicated Contract Carriage	141.7	118.6	19%	270.0	230.6	17%
Eliminations	(43.7)	(40.4)	(8)%	(86.3)	(80.4)	(7)%

Total operating revenue	$1,192.0	1,037.1	15%	$2,321.1	2,024.7	15%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$67.5	46.2	46%	$106.1	67.9	56%
Supply Chain Solutions	17.2	12.6	37%	29.3	19.6	50%
Dedicated Contract Carriage	9.8	8.4	16%	17.2	15.8	8%
Eliminations	(6.5)	(5.1)	(27)%	(11.4)	(9.9)	(16)%

	88.0	62.1	42%	141.1	93.4	51%
Unallocated Central Support Services	(11.2)	(9.9)	(14)%	(20.0)	(18.7)	(7)%

Earnings from continuing operations before restructuring, other items and income taxes	76.7	52.2	47%	121.1	74.7	62%
Restructuring and other charges, net and other items *	(1.7)	—	NM	(2.5)	—	NM

Earnings from continuing operations before income taxes	75.0	52.2	44%	118.6	74.7	59%
Provision for income taxes	(34.1)	(21.6)	(58)%	(51.8)	(31.2)	(66)%

Earnings from continuing operations	$40.9	30.6	34%	$66.8	43.5	54%

*	Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2011 and 2010
(Dollars in millions)

	Three Months			Six Months
	2011	2010	B(W)	2011	2010	B(W)
Fleet Management Solutions

Total revenue	$1,064.5	931.2	14%	$2,044.6	1,815.2	13%
Fuel revenue	(285.6)	(222.2)	29%	(546.7)	(428.7)	28%

Operating revenue *	$778.9	709.0	10%	$1,497.9	1,386.4	8%

Segment earnings before income taxes	$67.5	46.2	46%	$106.1	67.9	56%

Earnings before income taxes as % of total revenue	6.3%	5.0%		5.2%	3.7%

Earnings before income taxes as % of operating revenue *	8.7%	6.5%		7.1%	4.9%

Supply Chain Solutions

Total revenue	$389.6	310.1	26%	$790.6	604.3	31%
Subcontracted transportation	(74.5)	(60.2)	24%	(151.2)	(116.2)	30%

Operating revenue *	$315.1	249.9	26%	$639.4	488.1	31%

Segment earnings before income taxes	$17.2	12.6	37%	$29.3	19.6	50%

Earnings before income taxes as % of total revenue	4.4%	4.1%		3.7%	3.2%

Earnings before income taxes as % of operating revenue *	5.5%	5.0%		4.6%	4.0%

Memo: Fuel costs	$22.2	19.9	(11%)	$48.7	38.4	(27%)

Dedicated Contract Carriage

Total revenue	$150.4	123.0	22%	$285.1	239.4	19%
Subcontracted transportation	(8.7)	(4.4)	98%	(15.1)	(8.7)	72%

Operating revenue *	$141.7	118.6	19%	$270.0	230.6	17%

Segment earnings before income taxes	$9.8	8.4	16%	$17.2	15.8	8%

Earnings before income taxes as % of total revenue	6.5%	6.9%		6.0%	6.6%

Earnings before income taxes as % of operating revenue *	6.9%	7.1%		6.4%	6.9%

Memo: Fuel costs	$32.9	21.2	(55%)	$60.2	40.6	(48%)

*	Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
KEY PERFORMANCE INDICATORS

					Change 2011/2010
	Three months ended June 30,		Six months ended June 30,		Three		Six
	2011	2010	2011	2010	Months		Months
Full service lease
Average fleet count	113,100	112,400	112,300	113,400	1%		(1)%
End of period fleet count (a)	119,600	112,200	119,600	112,200	7%		7%
Miles/unit per day change — % (b)	(0.2)%	3.7%	1.5%	2.5%	(390	) bps	(100	) bps

Commercial rental
Average fleet count	35,400	29,800	33,200	28,800	19%		15%
End of period fleet count (a)	40,500	30,800	40,500	30,800	31%		31%
Rental utilization — power units	78.7%	77.7%	75.8%	73.4%	100	bps	240	bps
Rental rate change — % (c)	11.2%	5.1%	11.4%	2.7%	610	bps	870	bps

Used vehicle sales (UVS)
Average UVS inventory	4,900	6,400	5,000	6,600	(23)%		(24)%
End of period fleet count (a)	5,000	5,900	5,000	5,900	(15)%		(15)%
Used vehicles sold	4,400	4,700	8,500	9,300	(6)%		(9)%
UVS pricing change — % (d)
Tractors	41%	8%	41%	3%	3,300	bps	3,800	bps
Trucks	31%	27%	38%	20%	400	bps	1,800	bps

(a)	Includes trailers acquired in Hill Hire acquisition (6,100 full-service lease, 3,400 commercial rental and 200 held for sale).

(b)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.

(c)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.

(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Total revenue	$1,513.3	1,286.1	$2,938.7	2,506.1
Fuel services and subcontracted transportation revenue	(368.8)	(286.8)	(713.0)	(553.7)
Fuel eliminations	47.5	37.7	95.4	72.3

Operating revenue *	$1,192.0	1,037.1	$2,321.1	2,024.7

DEBT TO EQUITY RECONCILIATION

	June 30,		December 31,
	2011	% to Equity	2010	% to Equity
On-balance sheet debt	$3,241.8	222%	$2,747.0	196%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	85.4		99.8

Total obligations *	$3,327.2	228%	2,846.8	203%

CASH FLOW RECONCILIATION

	Six months ended June 30,
	2011	2010
Net cash provided by operating activities from continuing operations	$472.8	531.2
Proceeds from sales (primarily revenue earning equipment)	142.8	103.4
Collections on direct finance leases	30.0	30.9
Other, net	—	2.0

Total cash generated *	645.6	667.5
Capital expenditures	(817.4)	(544.4)

Free cash flow *	$(171.8)	123.1

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended June 30,
	2011	2010
Net earnings (12-month rolling period)	$141.1	74.6
+ Restructuring and other items	8.8	21.2
+ Income taxes	81.2	55.2

Adjusted earnings before income taxes	231.1	151.0
+ Adjusted interest expense(b)	135.6	137.3
- Adjusted income taxes	(139.3)	(117.4)

= Adjusted net earnings for ROC (numerator)	$227.3	171.0

Average total debt	$2,735.7	2,510.0
Average off-balance sheet debt	99.8	125.9
Average shareholders’ equity	1,417.4	1,420.6
Adjustment to equity(c)	(0.3)	8.8

Adjusted average total capital (denominator)	$4,252.7	4,065.3

Adjusted ROC *	5.3%	4.2%

*	Non-GAAP financial measure.
Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

	Three Months			Six Months
	2011			2011
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,513.3	—	1,513.3	$2,938.7	—	2,938.7

Operating expenses(a)	738.5	(1.7)	736.8	1,432.9	(1.7)	1,431.2
Salaries and employee-related costs	370.4		370.4	735.8		735.8
Subcontracted transportation	83.2		83.2	166.3		166.3
Depreciation expense	214.9		214.9	420.8		420.8
Gains on vehicle sales, net	(15.7)		(15.7)	(28.0)		(28.0)
Equipment rental	14.7		14.7	29.0		29.0
Interest expense	33.0		33.0	67.4		67.4
Miscellaneous income, net	(0.6)		(0.6)	(4.7)		(4.7)
Restructuring and other charges, net(b)	—		—	0.8	(0.8)	—

	1,438.3	(1.7)	1,436.6	2,820.1	(2.5)	2,817.6

Earnings from continuing operations before income taxes	75.0	1.7	76.7	118.6	2.5	121.1
Provision for income taxes(c)	(34.1)	5.2	(28.9)	(51.8)	4.9	(46.9)

Earnings from continuing operations	40.9	6.9	47.8	66.8	7.4	74.2
Loss from discontinued operations, net of tax	(0.9)		(0.9)	(1.6)		(1.6)

Net earnings	$40.0	6.9	46.9	$65.2	7.4	72.6

Tax rate on continuing operations	45.5%		37.7%	43.7%		38.8%

Earnings per common share — Diluted:

Continuing operations	$0.79	0.13	$0.92	$1.29	0.14	$1.43

Notes regarding adjustments:

(a)	Transaction costs related to Hill Hire

(b)	Restructuring and other charges for acquisition-related severance and equipment contract termination costs.

(c)	Tax law changes and tax impact of other items
Note: Amounts may not be additive due to rounding.